Exhibit 14.1

Spark Networks, Inc.

Code of Business Conduct and Ethics

I.Statement of Policy

Spark Networks, Inc. (the "Company") is committed to the highest standards of legal and ethical business conduct. This Code of Business Conduct and Ethics (the "Code") summarizes the legal, ethical and regulatory standards that the Company must follow and is a reminder to our directors, officers and employees of the seriousness of that commitment. Compliance with this Code and high standards of business conduct is mandatory for every director, officer and employee of the Company. The Code should also be provided to and followed by all of the Company's agents and representatives, including its consultants, to the same extent required of directors, officers and employees of the Company.

Our business is becoming increasingly complex, both in terms of the geographies in which we function and the laws with which we must comply. To help our directors, officers and employees understand what is expected of them and to carry out their responsibilities, we have created this Code of Business Conduct and Ethics. While this Code covers a wide range of business practices and procedures, it is not intended to be a comprehensive guide to all of our policies or to all of your responsibilities under the applicable laws or regulations. Rather, this Code sets out basic principles to help you resolve the ethical and legal issues that you may encounter in conducting our business. As such, this Code functions as a guideline, or a minimum requirement, that must always be followed.

We expect each of our directors, officers and employees to read and become familiar with the ethical standards described in this Code. Violations of the law, our corporate policies or this Code may lead to disciplinary action, including termination of employment or service with the Company.

II.We Insist on Honest and Ethical Conduct

We have built our business through the assistance of quality employees and representatives who adhere to the very highest standards of honesty, ethics and fairness in our dealings with all of our business contacts. We place the highest value on the integrity of our directors, our officers and our employees, and demand this level of integrity in all our dealings. We insist on not only ethical dealings with others, but on the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

Competition and Fair Dealing

All directors, officers and employees are required to deal honestly and fairly with our customers, suppliers, competitors, other employees and other third parties. We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair practice.

Conflicts of Interest; Corporate Opportunities

Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of the Company. A conflict of interest occurs when an individual's private interest interferes in any way or may appear to interfere with the interests of the Company as a whole. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interests may also arise when a director, officer or employee, or a member of his or her family, receives an improper personal benefit as a result of his or her position with the Company. It may be a conflict of interest for a director, officer or employee to work simultaneously for a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

In addition, without limiting the generality of this Code's prohibition on conflicts of interest by directors, officers and employees, examples of conflicts of interest include, but are not limited to:

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Accepting, directly or indirectly, gifts, loans, services or entertainment of more than nominal value, from a competitor, customer, supplier, or other party doing or seeking to do business with the Company;

•	Acquiring any interest or asset of any kind for the purpose of selling or leasing it to the

Company; and

•	Doing business with close relatives on behalf of the Company unless authorized after the relationship has been fully disclosed.

Directors, officers and employees must notify the Company’s legal department or the Chairman of our Audit Committee of the existence of any actual or potential conflict of interest. With respect to officers or directors, the Board may make a determination that a particular transaction or relationship will not result in a conflict of interest covered by this policy. With respect to all other employees or agents, the legal department or the Board may make such a determination. Any waivers of this policy as to an officer or director may only be approved by the Board of Directors. If you are not sure whether a potential matter constitutes a conflict of interest, please contact the Company's legal department, which will assist you in the determination.

Confidentiality

Our directors, officers and employees are entrusted with our confidential information and with the confidential information of our suppliers, customers or other business partners. This information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed, and may include (a) technical or scientific information about current and future products, services or research, (b) business or marketing plans or projections, (c) earnings and other internal financial data, (d) personnel information, (e) supply and customer lists and (f) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our suppliers, customers or other business partners. This information is our property, or the property of our suppliers, customers or business partners, and in many cases was developed at great expense.

Our directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company, its suppliers, customers or other business partners, except when disclosure is authorized by the legal department or is otherwise required by applicable laws or regulations. This obligation to preserve confidential information continues even after your employment ends. In connection with this obligation, some employees may have executed a confidentiality agreement when he or she began his or her employment with the Company. Please see your confidentiality agreement, if any, and the Company's employee handbook for further information regarding your responsibilities in this area.

Protection and Proper Use of Corporation Assets

All directors, officers and employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy, could be illegal and may result in civil or even criminal penalties.

Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Anti-Corruption and the FCPA

We have zero-tolerance for bribery and corruption and are committed to acting professionally, fairly and with integrity in all our business dealings and relationships in every country in which we operate.  This principle is especially important as the Company grows its international presence.

Every country in which the Company operates has its own anti-corruption laws. This Code requires your compliance with all applicable anti-corruption rules and regulations. The anti-corruption laws of many countries have global application - covering corrupt acts committed outside the borders of that country.

The United States Foreign Corrupt Practices Act (the "FCPA") is an example of an anti-corruption law that has global reach. It extends to acts carried out by the Company's representatives anywhere in the world. As a U.S.-based company, compliance with the FCPA is of crucial importance to the Company and its stockholders. The FCPA applies to you and it is essential that you are familiar with and compliant with its terms.

Violation of the FCPA and/or local anti-corruption laws could result in severe sanctions against the Company and the individuals involved. Individuals may be punished through fines and/or imprisonment, and individual liability can also extend to the Company's directors and management. In addition to these sanctions, violations of the FCPA or anti-corruption laws often result in sanctions under other laws. However, in many ways the most serious harm that would be suffered by the Company as a result of a FCPA or anti-corruption law violation would be the damage to the Company's reputation.

The Company's policy is that no employee, officer, consultant or worker will offer or make or agree to receive or accept any improper payment or anything of value to or from anyone anywhere in the world in order to obtain or retain business or to secure any improper advantage nor will they accept payment from a third party that they know or suspect is offered with the expectation that it will obtain a business advantage for that third party.

We will give up any business opportunity that can be won only by giving an improper or illegal payment, bribe, gift, rebate, kickback, or similar inducement.

If you are uncertain whether a particular course of action might be in violation of this Code, the FCPA or other anti-corruption laws, the legal department must be consulted in advance. Anyone who believes that the Company is about to violate, or has violated, this Code, the FCPA or another anti-corruption law should inform the legal department or make a report to the legal hotline (described below).

III.Provide Full, Fair, Accurate, Timely and Understandable Disclosure

We are committed to providing our shareholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the Securities and Exchange Commission. You must take all steps available to assist the Company in these responsibilities. To this end, our directors, officers and employees shall:

•	not make false or misleading entries in our books and records for any reason;

•	notify our Chief Financial Officer if they become aware of an unreported or questionable transaction;

•	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	prohibit the establishment of any undisclosed or unrecorded funds or assets;

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maintain a system of internal controls that will provide reasonable assurances to our management that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared; and

•	present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in our periodic reports.

IV.Special Ethical Obligations for Employees with Financial Reporting Responsibilities

Our Chief Executive Officer, Chief Financial Officer, controller, or other persons performing similar functions (collectively, the "Principal Officers"), each bear a special responsibility for promoting in integrity throughout the Company. Furthermore, each of our Principal Officers has specific responsibilities with respect to the Company's financial reporting and public disclosures. Because of this special role, our Principal Officers are bound by the following Financial Officer Code of Ethics, and each agrees that he or she will:

•	Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

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Comply with all applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies applicable to the performance of his or her duties with the Company;

•	Comply with the Company's established accounting procedures, system of internal controls and generally accepted accounting principles;

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Promptly disclose to the Audit Committee any significant deficiencies in the design or operation of the Company's internal controls impacting the collection and reporting of financial data and any fraud involving management or other employees who play a significant role in the Company's internal controls; and

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Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, governmental agencies, including the Securities and Exchange Commission, and in other public communications made by the Company.

V.Compliance with all Laws, Rules and Regulations

We are committed to full compliance with the laws and regulations of the cities, states and countries in which we operate. We expect all of our directors, officers and employees to obey the law. Specifically, we are committed to:

•	maintaining a safe and healthy work environment;

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promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex, age, national origin, disability or other factors that are unrelated to the Company's business interests;

•	supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•	conducting our activities in full compliance with all applicable environmental laws;

prohibiting any illegal payments, gifts or gratuities to any government or government employee;

•	prohibiting the unauthorized use, reproduction, or distribution of any third party's trade secrets, copyrighted information or confidential information; and

•	complying with all applicable securities laws.

Our directors, officers and employees who have access to material, nonpublic information about the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except in the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

Any director, officer or employee who violates the law or this Code may be subject to immediate disciplinary action, including possible termination of employment or affiliation with the Company.

VI.Compliance Procedures; Reporting Violations; and Effect of Violations

Compliance with this Code, first and foremost, is the individual responsibility of every director, officer and employee. We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution. It is our responsibility to provide a system of reporting and access when you wish to report a suspected violation, or to seek counseling, and the normal chain of command cannot, for whatever reason, be used.

Administration

Our Board of Directors and Audit Committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. This Code will be included in the orientation of new employees and provided to existing directors, officers and employees on an on-going basis. To ensure familiarity with the Code, a copy of this Code will be provided to each director, officer and employee every year.

Reporting Violations and Questions

Directors, officers and employees must promptly report, in person or in writing, any known or suspected violations of laws, governmental regulations. They may also report to the Company's Audit Committee Chairman at sparkwhistleblower@gmail.com or to the Company's legal hotline at extension 4030. If you are concerned about maintaining anonymity, you may send correspondence to the following outside private mail box address at: Spark Network, Inc., P.O. Box 64828, Los Angeles, CA 90064. If such concern relates to accounting or auditing matters, please address such correspondence to the Audit Committee at the same address.

No Retaliation

We will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any violation. Our legal department will investigate any reported violations and will determine an appropriate response, including corrective action and preventative measures, involving the Chair of the Audit Committee or Chief Executive Officer when required. All reports will be treated confidentially to every extent possible.

Internal Investigation

When an alleged violation of the Code is reported, we shall take prompt and appropriate action in accordance with the law and regulations otherwise consistent with good business practices. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether employee, a stockholder or other interested person regarding the Company's financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to our accounting or auditing, then the investigator should immediately notify the legal department. If a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company's internal controls, the investigator, or any person who received such report should immediately report the alleged violation to the legal department and/or the Chairman of the Audit Committee. The legal department or the Chairman of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.

Retention of Reports and Complaints

All reports or complaints made to or received by the legal department or the Audit Committee shall be logged into a record maintained for a period of five (5) years.

Consequences of a Violation

Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or immediate discharge.

At Will Employment

Unless otherwise expressly set forth in a written employment agreement with the Company, nothing in this Code shall confer upon employees any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary of the Company employing or retaining the employee) or of the employee, which rights are hereby expressly reserved by each, to terminate employee's service with the Company at any time for any reason, with or without cause.

VII.Waivers of the Code of Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed as required by law or stock exchange regulations.

VIII.Publication of the Code

The most current version of this Code will be posted and maintained on the Company's website.